                                                                    EXHIBIT 12.1


                       THE MERIDIAN RESOURCE CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                    ($000)



                                            SIX MONTHS ENDED
                                                 JUNE 30,                             YEAR ENDED DECEMBER 31,
                                          ---------------------     -----------------------------------------------------------
                                            2000         1999         1999         1998         1997         1996        1995
                                          --------     --------     --------     --------     --------     --------    --------
Earnings:
     Earnings (loss) before income taxes  26,900         (849)        16,867     (256,060)     (28,534)      16,666       7,488

Add back:
     Interest expense(2)                  12,784       10,608         22,879       13,211        5,149        2,582       2,589
     Interest portion of rental expense      384          196            568          287          245          216         191

Subtract back:
     Preference security dividend         (2,700)      (2,700)        (5,400)      (2,700)          --           --          --
                                          ------       ------       --------     --------     --------     --------    --------
Earnings as adjusted                      37,368        7,255         34,914     (245,262)     (23,140)      19,464      10,268
                                          ======       ======       ========     ========     ========     ========    ========

Fixed charges:
     Interest expense                     12,784       10,608         22,879       13,211        5,149        2,582       2,589
     Interest portion of rental expense      384          196            568          287          245          216         191
     Preference security dividend          2,700        2,700          5,400        2,700           --           --          --
                                          ------       ------       --------     --------     --------     --------    --------
                                          15,868       13,504         28,847       16,198        5,394        2,798       2,780
                                          ======       ======       ========     ========     ========     ========    ========

Ratio of earnings to fixed charges          2.35x          (1)          1.21           (1)          (1)        6.96        3.69



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(1)      Earnings were insufficient to cover fixed charges by $261.5 million and
         $28.5 million for the years ended December 31, 1998 and 1997, respectively. Earnings for the six months ended June 30, 1999 were insufficient to cover fixed charges by $6.2 million.

(2)      Includes amortization of debt expense.